Exhibit 10.1

FAUQUIER BANKSHARES, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN

 i

FAUQUIER BANKSHARES, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose and Effect of Plan

     The purpose of the Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries.

2.	Shares Reserved for the Plan

     There shall be reserved for issuance and purchase by employees under the Plan an aggregate of One Hundred Thousand (100,000) shares of Common Stock, subject to adjustment as provided in Section 13. Shares subject to the Plan shall be authorized but unissued shares of Common Stock. Shares needed to satisfy the needs of the Plan may be newly issued by the Company or acquired by purchases at the expense of the Company on the open market or in private transactions, at the discretion of the Company.

3.	Definitions

     Where indicated by initial capital letters, the following terms shall have the following meanings:

     (a) Act: The Securities Exchange Act of 1934.

     (b) Board: The board of directors of the Company.

     (c) Code: The Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law. A reference to a particular section of the Code shall include a reference to any regulations issued under the section and to the corresponding section of any subsequently enacted federal revenue law.

     (d) Committee: The committee established pursuant to Section 4 to be responsible for the general administration of the Plan.

     (e) Common Stock: The Company’s Common Stock, $3.13 par value per share.

     (f) Company: Fauquier Bankshares, Inc., a Virginia corporation, and any successor by merger, consolidation or otherwise.

     (g) Compensation: The total earnings, prior to withholding, paid to an Eligible Employee during the applicable pay period, including bonuses, overtime and salary reduction contributions pursuant to a Code section 125 or 401(k) plan.

     (h) Custodian: A financial institution, transfer agent or other corporate entity selected by the Company to act as custodian for the Plan.

     (i) Eligible Employee: Any employee of the Company or its Subsidiaries who meets the eligibility requirements of Section 5.

     (j) Enrollment Form: The form filed by a Participant with the Committee authorizing payroll deductions pursuant to Section 6.

     (k) Investment Account: The account established for a Participant by the Custodian to hold shares purchased pursuant to the Plan.

     (l) Investment Date: The quarterly dividend payment date for dividends declared on the Common Stock, or the next day on which trading on NASDAQ occurs, if any such date is not a trading day; provided, that if no dividend is declared for a particular calendar quarter, the Investment Date for such quarter will be the quarterly dividend payment date for the same quarter in the previous calendar year, or the next day on which trading on NASDAQ occurs, if any such date is not a trading day.

     (m) Parent: Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, as of an Investment Date, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (n) Participant: An Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

     (o) Payroll Deduction Account: The account established for a Participant to hold payroll deductions pursuant to Section 6.

     (p) Plan: The “Fauquier Bankshares, Inc. 2004 Employee Stock Purchase Plan,” as set forth herein and as amended from time to time.

     (q) Purchase Price: (i) For shares of Common Stock acquired under the Plan directly from the Company, the average of the closing bid and asked quotations for a share of Common Stock on the trading day immediately preceding the applicable Investment Date, as reported by NASDAQ, (ii) for shares acquired in the open market, the weighted average of the price paid for shares, including brokerage commissions, purchased by the Custodian on the applicable Investment Date; provided, that in no event will the price paid for shares of Common Stock acquired under the Plan be less than the par value of the Common Stock at the time of such purchase.

     (r) Subsidiary or Subsidiaries: Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.	Administration of the Plan

     The Plan shall be administered by the Committee, consisting of not less than two members appointed by the Board. The Committee shall be the Compensation Committee of the Board unless the Board shall appoint another committee to administer the Plan. The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. In the absence of the Committee, the full Board may take any and all action with respect to the Plan.

     Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions (including directing the Custodian as to the acquisition of shares) necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. The Committee may delegate administration of the Plan to one or more employees of the Company or any Subsidiary.

5.	Eligible Employees

     All employees of the Company or its Subsidiaries shall be eligible to participate in the Plan as of the first Investment Date coincident with or following commencement of employment, or as soon as administratively practicable thereafter.

     No director of the Company or of any Subsidiary who is not an employee shall be eligible to participate in the Plan. No independent contractor who is not an employee shall be eligible to participate in the Plan.

6.	Election to Participate

     Each Eligible Employee may become a Participant by filing with the Committee an Enrollment Form authorizing specified regular payroll deductions from his or her Compensation. Such regular payroll deductions shall be subject to a minimum deduction of $10.00 per pay period and a maximum deduction of $100.00 per pay period. All regular payroll deductions shall be credited to the Payroll Deduction Account that the Company has established in the name of the Participant. The Committee may establish other limits on the amounts of payroll deductions and may change the payroll deduction limits from time to time.

     Original Enrollment Forms for a quarterly period must be filed before the Investment Date as prescribed by the Committee. Failure to file an Enrollment Form within the prescribed filing period shall preclude the Eligible Employee from participation until the next Investment Date.

     A Participant may cease his or her participation in the Plan at any time. An Eligible Employee who has ceased to be a Participant may not again become a Participant until the next Investment Date. Not more than one (1) time during any quarterly period, a Participant may decrease his or her payroll deduction by filing a new Enrollment Form. The change will be effective as of the payroll period following the date of the Participant’s election change through the remainder of the quarterly period.

7.	Method of Purchase and Investment Accounts

     Each Participant having eligible funds in his Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of shares (including fractional shares to three (3) decimal places) which the eligible funds in his Payroll Deduction Account could purchase at the Purchase Price on that Investment Date. All shares purchased shall be maintained by the Custodian in a separate Investment Account for each Participant. Unless otherwise determined by the Committee, expenses incurred in the purchase of such shares shall be paid by the Company.

8.	Stock Purchases

     If directed by the Committee, the Custodian shall acquire shares of Company Stock for Participants as of each Investment Date from the Company or by purchases on the open market or in private transactions using total payroll deduction amounts received by the Custodian.

9.	Rights as a Shareholder

     A Participant shall have the right at any time to obtain a certificate for the full shares of Common Stock credited to his Investment Account. A Participant shall have the right at any time to direct that any full shares in his Investment Account be sold and that the proceeds, less expenses of sale, be remitted to him. When a Participant ceases to be a Participant, the Participant may elect to have his shares sold by the Custodian and the proceeds, after selling expenses, remitted to him or the Participant may elect to have a certificate for the full shares of Common Stock credited to his Investment Account forwarded to him. Upon any of the foregoing events, Custodian will sell any fractional shares held in the Participant’s Investment Account and remit the proceeds of such sale, less selling expenses, and the balance in his Payroll Deduction Account, to the Participant.

10.	Rights Not Transferable

     Rights under the Plan are not transferable by a Participant, except by will or by the laws of descent and distribution.

11.	Change in Capital Structure

     In the event of a stock dividend, spinoff, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the purchase price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

     If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

     Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes. The processing of transactions under the Plan may either be curtailed or suspended, at the discretion of the Committee, until the completion of any stock dividend, stock split, rights offering or other corporate action.

12.	Retirement, Termination and Death

     In the event of a Participant’s retirement, termination of active employment, or death, the amount in his Payroll Deduction Account shall be refunded to him, certificates will be issued for full shares held in his Investment Account and any fractional shares held in his Investment Account will be sold, with the proceeds of such sale, less selling expenses, remitted to him. In the event of his death, the amount in his Payroll Deduction Account and all shares in his Investment Account and any proceeds from the sale of fractional shares shall be delivered to the beneficiary designated by the Participant in a writing filed with the Company. If no beneficiary has been designated, or if the designated beneficiary does not survive the Participant, such amounts and all shares shall be delivered to his estate.

13.	Amendment of the Plan

     The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the shareholders of the Company must approve any amendment that would materially modify the requirements as to eligibility for participation in the Plan.

14.	Termination of the Plan

     The Plan and all rights of employees hereunder shall terminate:

     (a) on the Investment Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

     (b) at any prior date at the discretion of the Board of Directors.

     In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participants on a pro rata basis. Upon termination of the Plan, all amounts in an employee’s Payroll Deduction Account that are not used to purchase Common Stock will be refunded.

15.	Effective Date of Plan

     The Plan was approved by the Board of Directors on January 20, 2005.

16.	Government and Other Regulations

     The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

17.	Indemnification of Committee

     Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation and Bylaws.

18.	Governing Law

     The Plan shall be construed and administered in accordance with the laws of the Commonwealth of Virginia.

19.	Liability

     Neither the Company nor the Custodian will be liable for any act performed in good faith or for any good faith omission to act, including without limitations, any claims of liability arising out of (i) failure to terminate a Participant’s account, sell shares held in the Plan or make investments without receipt of proper documentation and instructions and (ii) the price at which shares are purchased or sold for a Participant’s account, including without limitation pure fluctuation on market value after purchases or sales are made.